UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2008

The Wilber Corporation
(Exact name of registrant as specified in its charter)

New York	001-31896	15-6018501
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 Main Street, Oneonta, New York 13820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 432-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)            On January 8, 2008, Wilber National Bank (“Bank”), the principal subsidiary of the Wilber Corporation (“the Company”), announced the selection of Brian M. Bisaccio as Regional Market President, effective January 2, 2008, with the primary responsibility of managing the Bank’s commercial and retail expansion efforts in the Syracuse, Rochester and Utica, New York markets.

In connection with Mr. Bisaccio’s appointment, the Bank entered into an Employment Agreement and Retention Bonus Agreement with him, both effective January 2, 2008. The Employment Agreement provides for a term of two (2) years, until December 31, 2009, unless terminated sooner pursuant to the agreement. Mr. Bisaccio is guaranteed annual compensation of no less than $140,000.00, plus an automobile allowance and certain other perquisites. The Employment Agreement also provides that if Mr. Bisaccio dies, becomes disabled or resigns from employment without good reason, or if the Bank discharges him for cause, the Bank must pay him or his beneficiaries accrued salary and benefits and the cash value of accrued sick leave and vacation pay. If Mr. Bisaccio resigns for good reason or is discharged without cause, then, in addition to the foregoing payments, the Bank must pay him his annual salary in effect upon termination of employment for a period of one year following the termination. The Agreement also includes a non-compete clause which prohibits Mr. Bisaccio, for a period of one year following any employment termination “for cause” or for certain other reasons, from competing directly or indirectly with the Bank, the Company or any of their affiliates as an employee, officer, director, independent contractor, shareholder or consultant for any financial services firm, including, but not limited to companies engaged in lending, securities, brokerage, trust or insurance products or services, having an office within 50 miles of any office of the Company, the Bank or their affiliates.

The Retention Bonus Agreement entered into with Mr. Bisaccio, for a term of five (5) years ending December 31, 2012, is designed to furnish an incentive for him to remain with the Bank if a “change in control”, as defined in the agreement, of either the Bank or the Company occurs. The Retention Bonus Agreement provides that a one-time lump sum bonus amount of 100% of Mr. Bisaccio’s then current salary shall be paid if he is employed in his current capacity upon the consummation of a change in control of the Bank or the Company or if his employment is terminated other than “for cause”, as defined in the Employment Agreement, during the nine month period preceding consummation of the change in control.

A copy of each of Mr. Bisaccio’s Employment Agreement and Retention Bonus Agreement is attached hereto as Exhibit 10.1 and 10.2, respectively.

A copy of the press release announcing Mr. Bisaccio’s appointment is also attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
No.	Description

10.1	Employment Agreement for Brian M. Bisaccio

10.2	Retention Bonus Agreement for Brian M. Bisaccio

99.1	Press release, dated January 8, 2008 announcing the appointment of Brian M. Bisaccio as Regional Market President of the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILBER CORPORATION
(Registrant)

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Executive Vice President & Chief Financial Officer

Date: January 8, 2008